Exhibit 99.1

Community Bankers Trust Corporation Reports Results for First Quarter of 2016

Net income of $2.4 million in the first quarter of 2016 is an increase of $1.1 million, or 84.5%, over the first quarter of 2015 and $206,000, or 9.3%, over the fourth quarter of 2015

Conference Call on Friday, April 29, 2016, at 10:00 a.m. Eastern Time

Richmond, VA, April 29, 2016 - Community Bankers Trust Corporation (the “Company”) (NASDAQ: ESXB), the holding company for Essex Bank (the “Bank”), today reported results for the first quarter of 2016.

operating Highlights

•	Loans, excluding purchased credit impaired loans (PCI), grew $16.8 million, or 2.2%, during the first quarter of 2016 and $88.1 million, or 13.0%, since March 31, 2015.
•	Demand deposit account balances grew $8.0 million, or 8.3%, during the first quarter of 2016 and $13.6 million, or 15.0%, since March 31, 2015.
•	Total criticized and classified assets declined $5.3 million during the first quarter of 2016 and $15.9 million since March 31, 2015.
•	There was no provision for loan losses for the first quarter of 2016, and the ratio of the allowance for loan losses to total non-covered loans, excluding PCI loans, was 1.25% at March 31, 2016 versus 1.28% at December 31, 2015.
•	Net interest margin increased on a linked quarter basis, from 3.76% in the fourth quarter of 2015 to 3.83% in the first quarter of 2016.

Financial HIGHLIGHTS

•	Net income was $2.4 million for the quarter ended March 31, 2016, compared with $2.2 million and $1.3 million, respectively, for the quarters ended December 31, 2015 and March 31, 2015.
•	Fully diluted earnings per common share was $0.11 for the quarter ended March 31, 2016, compared with $0.10 and $0.06, respectively, for the quarters ended December 31, 2015 and March 31, 2015.
•	At March 31, 2016, tangible book value per share was $4.87, as compared with $4.65 at December 31, 2015.

MANAGEMENT COMMENTS

Rex L. Smith, III, President and Chief Executive Officer, stated, “The momentum of the Company continues as shown in our first quarter results. Net income of $2.4 million for the first quarter of 2016 equates to 11 cents per share and is a $1.1 million, or 84.5%, increase over first quarter 2015 net income of $1.3 million and six cents per share. We grew our core loan portfolio by $16.8 million in the first quarter after an amazing fourth quarter of loan growth of $55.7 million. As a result of this growth and improved securities yields, our linked quarter net interest margin increased at a time when many banks are struggling with squeezed margin pressure.”

Smith added, “We also saw improvements on the retail side, with noninterest bearing demand deposits increasing by $8.0 million from the sequential quarter and by $13.6 million over the prior year. Given our strategy and focus, we expect this growth to continue and, in March, we opened a new retail banking facility in the robust Fairfax, Virginia market.”

Smith concluded, “None of this would be possible if it weren’t for the continued improvement in our asset quality as we are able to focus ongoing efforts on providing our customers with quality service and increasing value for our shareholders. Lastly, our allowance for loan losses is strong and the elimination of the FDIC indemnification asset last September is a great boost to our earnings now and in the quarters that lie ahead.”

RESULTS OF OPERATIONS

Net income was $2.4 million for the first quarter of 2016, compared with $2.2 million in the fourth quarter of 2015 and $1.3 million in the first quarter of 2015. Earnings per common share, basic and fully diluted, were $0.11 per share, $0.10 per share and $0.06 per share for the three months ended March 31, 2016, December 31, 2015, and March 31, 2015, respectively.

The increase in net income during the first quarter of 2016 compared with the fourth quarter of 2015 was due to a $238,000 decline in noninterest expense coupled with a $192,000 increase in interest income and an increase of $96,000 in total noninterest income. These increases to net income, on a linked quarter basis, were offset by an increase of $41,000 in total interest expense and a $279,000 increase in income tax expense. Within these changes, there were two main drivers that positively influenced net income in the first quarter of 2016 compared with the fourth quarter of 2015. First, noninterest expense was reduced by $297,000 on a linked quarter basis due to gains of $152,000 on the sale of two bank owned properties, which resulted in a $102,000 credit to OREO for the quarter, compared with an expense of $195,000 in the fourth quarter of 2015. Additionally, interest and fees on loans increased $313,000, or 3.8%, on a linked quarter basis due to increased loan volume.

The increase in net income when comparing the first quarter of 2016 with the same period in 2015 was the result of a $1.5 million decline in total noninterest expense combined with a $328,000 increase in net interest income after provision for loan losses. The 15.6% decline in total noninterest expense was primarily due to a reduction of $1.2 million in FDIC indemnification amortization expense. Also, other operating expenses declined $117,000, or 7.2%, year over year. Partially offsetting these decreases was an increase of $116,000 in salaries and employee benefits due to an increase in the number of full-time equivalent employees. In September 2015, the Company and the FDIC mutually terminated their shared-loss agreements, which resulted in the elimination of this expense in future periods.

The following table presents summary income statements for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015.

SUMMARY INCOME STATEMENT
(Dollars in thousands)	For the three months ended
	31-Mar-16	31-Dec-15	31-Mar-15
Interest income	$12,038	$11,846	$11,650
Interest expense	1,925	1,884	1,865
Net interest income	10,113	9,962	9,785
Provision for loan losses	-	-	-
Net interest income after provision for loan losses	10,113	9,962	9,785
Noninterest income	1,321	1,225	1,397
Noninterest expense	8,031	8,269	9,519
Income before income taxes	3,403	2,918	1,663
Income tax expense	983	704	351
Net income	$2,420	$2,214	$1,312

EPS Basic	$0.11	$0.10	$0.06
EPS Diluted	$0.11	$0.10	$0.06

Net Interest Income

Linked Quarter Basis

Net interest income was $10.1 million for the quarter ended March 31, 2016 compared with $10.0 million for the quarter ended December 31, 2015. This is an increase of 1.5%, or $151,000.

Interest income on a linked quarter basis increased $192,000, or 1.62%, to $12.0 million for the first quarter of 2016. Interest income with respect to loans, excluding PCI loans, increased $313,000, or 3.8%, during the first quarter when compared with the fourth quarter of 2015. This increase, quarter over quarter, was partially attributed to a full quarter of earnings from the $55.7 million, or 8.0%, in loan growth, excluding PCI loans, in the fourth quarter of 2015 coupled with solid loan growth, excluding PCI loans, of $16.8 million, or 2.2%, in the first quarter of 2016. Interest income with respect to PCI loans declined $55,000, or 3.3%, during the first quarter, due to lower average balances on the loan portfolio precipitated by continued repayments.

Securities income equaled $2.2 million on a tax equivalent basis for the first quarter of 2016, which represented a $71,000 decline from the fourth quarter of 2015. The decline in income was volume driven as average securities balances were down $32.4 million on a linked quarter basis. This decline in securities balances was created over the last two quarters to fund higher yielding loans. The overall tax equivalent yield on the securities portfolio improved 25 basis points from 2.96% for the fourth quarter of 2015 to 3.21% for the first quarter of 2016.

Interest expense increased $41,000, or 2.2%, on a linked quarter basis as average interest bearing liability balances increased by $3.4 million. The Company’s cost of interest bearing liabilities increased two basis points in the first quarter of 2016 from 0.79% to 0.81% in the prior quarter. The cost of FHLB borrowings was 1.18% for the first quarter of 2016, up from 1.11% for the fourth quarter of 2015. During the first quarter, the average balance of FHLB borrowings increased by $4.1 million.

With the changes in interest income noted above, the tax equivalent net interest margin improved seven basis points from 3.76% in the fourth quarter of 2015 to 3.83% in the first quarter of 2016. Likewise, the interest spread increased from 3.66% to 3.72% on a linked quarter basis.

Year-Over-Year

Net interest income increased $328,000, or 3.4%, from the first quarter of 2015 to the first quarter of 2016. Interest income increased $388,000, or 3.3%, over this time period. The average balance of loans, excluding PCI loans, increased $86.2 million, or 12.9%, from $667.5 million in the first quarter of 2015 to $753.6 million in the first quarter of 2016. Interest income on securities on a tax equivalent basis increased by $130,000, year-over-year, from $2.0 million in the first quarter of 2015 to $2.2 million in the first quarter of 2016. These increases to interest income were offset by a year-over-year decline in interest and fees on PCI loans of $474,000, which were $1.6 million for the first quarter of 2016. The yield on the PCI portfolio was 11.1% in the first quarter of 2016, down from 12.5% in the first quarter of 2015. The average balance of the PCI portfolio declined $9.2 million during the year-over-year comparison period.

Interest expense increased $60,000, or 3.2%, when comparing the first quarter of 2015 and the first quarter of 2016. Interest expense on deposits increased $103,000, or 7.1%, as the average balance of interest bearing deposits increased $12.5 million, or 1.5%. The increase in deposit cost was driven by higher cost time deposits to fund the loan growth noted above. Overall the Bank’s cost of interest bearing liabilities remained the same as the first quarter of 2015. While average interest bearing deposit costs increased from 0.71% in the first quarter of 2015 to 0.74% in the first quarter of 2016, a decline in the cost of FHLB and other borrowings from 1.30% to 1.18% occurred, thus offsetting higher deposit costs.

The tax equivalent net interest margin declined seven basis points from 3.90% in the first quarter of 2015 to 3.83% in the first quarter of 2016. Likewise, the interest spread decreased from 3.82% to 3.72% over the same time period.  The decline in the margin was precipitated by a reduction in earning asset yields of 10 basis points.

The following table compares the Company's net interest margin, on a tax-equivalent basis, for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015.

NET INTEREST MARGIN
(Dollars in thousands)	For the three months ended
	31-Mar-16	31-Dec-15	31-Mar-15
Average interest earning assets	$1,092,204	$1,083,016	$1,041,460
Interest income	$12,038	$11,846	$11,650
Interest income - tax-equivalent	$12,344	$12,149	$11,879
Yield on interest earning assets	4.53%	4.45%	4.63%
Average interest bearing liabilities	$952,737	$949,359	$938,815
Interest expense	$1,925	$1,884	$1,865
Cost of interest bearing liabilities	0.81%	0.79%	0.81%
Net interest income	$10,113	$9,962	$9,785
Net interest income - tax-equivalent	$10,419	$10,265	$10,014
Interest spread	3.72%	3.66%	3.82%
Net interest margin	3.83%	3.76%	3.90%

Provision for Loan Losses

The Company records a separate provision for loan losses for its loan portfolio, excluding PCI loans, and the PCI loan portfolio. There was no provision for loan losses on the loan portfolio, excluding PCI loans, during the first quarter of 2016 or the fourth and first quarters of 2015. Likewise, there was no provision for loan losses on the PCI loan portfolio during the first quarter of 2016 or the fourth and first quarters of 2015.  With respect to the loan portfolio, excluding PCI loans, the absence of a provision was the direct result of nominal charge-offs and the ongoing stabilization of asset quality. Additional discussion of loan quality is presented below.

Noninterest Income

Linked Quarter Basis

Noninterest income was $1.3 million for the first quarter of 2016, compared with $1.2 million for the fourth quarter of 2015.  The $96,000, or 7.8%, increase in noninterest income on a linked quarter basis was primarily the result of greater gains on the sales of securities. During the first quarter of 2016, the Bank realized $259,000 in securities gains. Management was able to sell lower yielding securities at a gain and used the proceeds to fund loan growth, at higher yields. At the same time, the yield on the portfolio increased 25 basis points to 3.21% from the fourth quarter of 2015 to the first quarter of 2016. Mortgage loan fees increased by $29,000 on a linked quarter basis. Offsetting these increases to noninterest income on a linked quarter basis were a decline of $50,000 in other noninterest income and a decline of $32,000 in service charges on deposit accounts.

Year-Over-Year

Noninterest income decreased $76,000, or 5.4%, from the first quarter of 2015 to the first quarter of 2016. Other income decreased $60,000 year-over-year, or 31.3%, to $132,000 for the first quarter of 2016. Miscellaneous income, which is within other income, decreased by $56,000 year-over-year as there were reimbursements received from the FDIC in the first quarter of 2015. Also decreasing year-over-year was gain on sale of other loans, by $46,000, and gain on sale of securities, by $38,000. Offsetting these decreases were an increase of $41,000 in service charge income, which was $569,000 in the first quarter of 2016, and an increase of $25,000 in mortgage loan fees, which were $173,000 in the first quarter of 2016.

Noninterest Expenses

Linked Quarter Basis

Noninterest expenses totaled $8.0 million for the first quarter of 2016, as compared with $8.3 million for the fourth quarter of 2015, a decrease of $238,000, or 2.9%. OREO expenses decreased $297,000 on a linked quarter basis and was a credit of $102,000 in the first quarter of 2016, the result of a gain of $152,000 in bank owned property sales. Fourth quarter 2015 OREO expenses also included real estate taxes paid, a $41,000 loss of an OREO sale, and a $65,000 OREO write-down. Other notable linked quarter noninterest expense decreases occurred in professional fees ($88,000), FDIC assessment ($43,000), and data processing ($39,000). Offsetting these decreases was an increase in salaries and employee benefits, which increased $174,000, or 3.9%, to equal $4.6 million for the first quarter of 2016. Credit expense increased $72,000 on a linked quarter basis and was $146,000 for the first quarter of 2016 as compared with $74,000 for the fourth quarter of 2015.

Year-Over-Year

Noninterest expenses decreased $1.5 million, or 15.6%, when comparing the first quarter of 2016 to the same period in 2015. Indemnification asset amortization expense decreased by $1.2 million and was $0 for the first quarter of 2016. In September 2015, the Bank and the FDIC mutually agreed to terminate the shared-loss agreements, which resulted in the elimination of the FDIC indemnification asset and the corresponding amortization expense, which was $1.2 million in the first quarter of 2015. Other notable decreases year-over-year were OREO expenses, which decreased by $187,000, occupancy expenses, which decreased $47,000, and professional fees, which decreased by $40,000. The only meaningful dollar increase was to salaries and employee benefits, which increased $116,000, or 2.6%, year-over-year due to an increase in the number of full-time equivalent employees.

Income Taxes

Income tax expense was $983,000 for the three months ended March 31, 2016, compared with income tax expense of $704,000 and $351,000 for the fourth and first quarters of 2015, respectively. The effective tax rate for the first quarter of 2016 was 28.9% versus 24.1% and 21.1% for the fourth and first quarters of 2015, respectively.

FINANCIAL CONDITION

Total assets declined $20.5 million, or 1.7%, to $1.160 billion at March 31, 2016 as compared to December 31, 2015. Total assets increased $22.4 million, or 2.0%, since March 31, 2015. Total loans, excluding PCI loans, were $765.5 million at March 31, 2016, increasing $16.8 million, or 2.2%, from year end 2015 and $88.1 million, or 13.0%, from March 31, 2015.  Total PCI loans were $56.7 million at March 31, 2016 versus $59.0 million at the prior quarter end and $66.2 million at March 31, 2015.

During the first quarter of 2016 construction and land development loans grew $5.5 million, or 8.1%, commercial loans grew $3.8 million, or 3.7%, residential 1-4 family loans grew $2.8 million, or 1.4%, and commercial mortgage loans on real estate grew by $2.5 million, or 0.8%. In comparing March 31, 2016 and March 31, 2015, commercial mortgage loans on real estate grew by $36.0 million, residential 1-4 family loans grew by $25.8 million, construction and land development loans grew by $16.0 million, multifamily loans grew by $5.7 million, and commercial loans grew by $4.0 million.

The following table shows the composition of the Company's loan portfolio, excluding PCI loans, at March 31, 2016, December 31, 2015 and March 31, 2015.

LOANS (excluding PCI loans)
(Dollars in thousands)	31-Mar-16		31-Dec-15		31-Mar-15
	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Mortgage loans on real estate:
Residential 1-4 family	$197,337	25.78%	$194,576	25.99%	$171,587	25.33%
Commercial	320,473	41.87	317,955	42.47	284,519	42.00
Construction and land development	72,882	9.52	67,408	9.00	56,875	8.40
Second mortgages	8,170	1.07	8,378	1.12	6,300	0.93
Multifamily	47,852	6.25	45,389	6.06	42,150	6.22
Agriculture	6,068	0.79	6,238	0.83	7,202	1.06
Total real estate loans	652,782	85.28	639,944	85.47	568,633	83.94
Commercial loans	106,354	13.89	102,507	13.69	102,341	15.11
Consumer installment loans	5,007	0.65	4,928	0.66	5,004	0.74
All other loans	1,342	0.18	1,345	0.18	1,447	0.21
Gross loans	765,485	100.00%	748,724	100.00%	677,425	100.00%
Allowance for loan losses	(9,594)		(9,559)		(9,011)
Non-covered loans, net of unearned income	$755,891		$739,165		$668,414

The Company’s securities portfolio, excluding equity securities, declined $28.8 million, or 10.3%, from $279.7 million at December 31, 2015 to $250.9 million at March 31, 2016. Net realized gains of $259,000 were recognized during the first quarter of 2016 through sales and call activity, as compared with $109,000 taken during the fourth quarter of 2015 and $297,000 taken during the first quarter of 2015. The decline in the volume of securities was a strategic decision by management to let brokered funding mature and fund solid loan growth with normal securities amortization, call activity, sales and maturities.

The Company had cash and cash equivalents of $14.2 million, $17.0 million, and $21.7 million at March 31, 2016, December 31, 2015, and March 31, 2015, respectively. There were federal funds purchased at March 31, 2016 of $11.0 million versus $18.9 million at December 31, 2015 and none at March 31, 2015.

The following table shows the composition of the Company's securities portfolio, excluding equity securities, at March 31, 2016, December 31, 2015, and March 31, 2015.

SECURITIES PORTFOLIO
(Dollars in thousands)	31-Mar-16		31-Dec-15		31-Mar-15
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue and other
U.S. Government agencies	$40,067	$39,705	$50,590	$49,941	$72,204	$71,391
U.S Government sponsored agencies	756	769	756	742	-	-
State, county, and municipal	126,623	131,551	138,965	141,498	134,184	138,489
Corporate and other bonds	15,734	15,052	14,997	14,296	11,829	11,916
Mortgage backed securities - U.S. Government agencies	6,652	6,657	8,654	8,496	4,403	4,382
Mortgage backed securities - U.S. Government sponsored agencies	12,807	12,870	28,637	28,297	13,737	13,855
Total securities available for sale	$202,639	$206,604	$242,599	$243,270	$236,357	$240,033

	31-Mar-16		31-Dec-15		31-Mar-15
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Held to Maturity
U.S Government sponsored agencies	$8,507	8,521	$-	-	$-	-
State, county, and municipal	34,868	$36,409	35,456	$36,557	33,944	$34,957
Mortgage backed securities - U.S. Government agencies	923	944	1,022	1,054	3,831	4,037
Mortgage backed securities - U.S. Government sponsored agencies	-	-	-	-	65	65
Total securities held to maturity	$44,298	$45,874	$36,478	$37,611	$37,840	$39,059

Interest bearing deposits at March 31, 2016 were $829.9 million, a decline of $19.4 million, or 2.3%, from December 31, 2015. NOW account balances declined $9.6 million, or 7.5%, from December 31, 2015, while time deposits less than or equal to $250,000 decreased $4.5 million, MMDA balances declined $3.8 million and savings account balances declined $1.3 million.

Interest bearing deposits increased $5.4 million from March 31, 2015 to March 31, 2016. While time deposits less than or equal to $250,000 decreased by $10.1 million, or 2.4%, NOW, MMDA and savings account balances grew collectively $7.4 million. Time deposits over $250,000 increased by $8.1 million, or 7.4%.

FHLB advances were $91.5 million at March 31, 2016, compared with $95.7 million at December 31, 2015 and $96.2 million at March 31, 2015. Long term debt totaled $4.9 million at March 31, 2016, declining by $801,000, or 14.1%, since December 31, 2015. This borrowing, initially in the amount of $10.7 million, was obtained in April 2014, and the proceeds were used to redeem the Company’s remaining outstanding TARP preferred stock. The Company has amortized this debt $5.8 million within two years and anticipates that the loan will be fully paid in April 2017.

The following table compares the mix of interest bearing deposits at March 31, 2016, December 31, 2015, and March 31, 2015.

INTEREST BEARING DEPOSITS
(Dollars in thousands)
	31-Mar-16	31-Dec-15	31-Mar-15
NOW	$119,130	$128,761	$115,500
MMDA	105,044	108,810	103,456
Savings	82,793	84,047	80,640
Time deposits less than or equal to $250,000	404,578	409,085	414,653
Time deposits over $250,000	118,341	118,600	110,196
Total interest bearing deposits	$829,886	$849,303	$824,445

Shareholders’ equity was $108.9 million at March 31, 2016, $104.5 million at December 31, 2015, and $109.8 million at March 31, 2015. In September 2015, equity was reduced by the net loss generated in the quarter from the pre-tax write-off of $13.1 million from the termination of the FDIC shared-loss agreements. Shareholders’ equity increased $4.4 million, or 4.2%, from year end 2015 due to an increase in other comprehensive income related to net gains in the investment portfolio of $1.8 million and net income of $2.4 million in the first quarter of 2016. Year-over-year, shareholders’ equity declined only $959,000 despite the FDIC write-off mentioned above. Earnings retention mitigated the loss in the level of capital, year-over-year.

Asset Quality – non-covered assets

Nonaccrual loans were $10.9 million at March 31, 2016, increasing $262,000 from December 31, 2015 and decreasing $6.3 million from March 31, 2015. The decrease from March 31, 2015 to March 31, 2016 is 36.4%. The level of both internally classified substandard and special mention loans, excluding PCI loans, has improved over the last five quarters, demonstrating continued improvement in asset quality.

The following chart shows the level of nonaccrual loans, classified loans and criticized loans over the last five quarters.

ASSET QUALITY
(Dollars in thousands)
	31-Mar-16	31-Dec-15	30-Sep-15	30-Jun-15	31-Mar-15
Nonaccrual loans	$10,932	$10,670	$10,795	$10,530	$17,196

Criticized (special mention) loans	16,641	21,476	17,977	21,271	22,226
Classified (substandard) loans	13,425	13,471	13,610	12,306	22,024
Other real estate owned *	5,095	5,490	5,858	6,506	6,844
Total classified and criticized assets	$35,161	$40,437	$37,445	$40,083	$51,094

*Other real estate owned has been restated for all dates presented to include other real estate owned previously covered by the FDIC shared-loss agreements.

Total non-performing assets totaled $16.0 million at March 31, 2016 compared with $16.2 million at December 31, 2015. Total nonperforming assets decreased $8.0 million, or 33.3%, since March 31, 2015. There were net recoveries of $35,000 in the first quarter of 2016 compared with net charge-offs of $142,000 in the fourth quarter of 2015 and $256,000 in the first quarter of 2015.

The allowance for loan losses equaled 87.8% of nonaccrual loans at March 31, 2016, compared with 89.6% at December 31, 2015 and 52.4% at March 31, 2015. The ratio of the allowance for loan losses to total nonperforming assets was 62.9% at March 31, 2016 compared with 62.2% at December 31, 2015 and 40.0% at March 31, 2015.  The ratio of nonperforming assets to loans and OREO was 2.1% at March 31, 2016 compared with 2.1% at December 31, 2015 and 3.5% at March 31, 2015.

The following table reconciles the activity in the Company's non-covered allowance for loan losses, by quarter, for the past five quarters.

ALLOWANCE FOR LOAN LOSSES
(Dollars in thousands)	2016	2015
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for loan losses:
Beginning of period	$9,559	$9,701	$9,864	$9,011	$9,267
Provision for loan losses	-	-	-	-	-
Net recoveries (charge-offs)	35	(142)	(163)	853	(256)
End of period	$9,594	$9,559	$9,701	$9,864	$9,011

The following table sets forth selected asset quality data, excluding PCI loans, and ratios for the dates indicated.

ASSET QUALITY (excluding PCI loans)
(Dollars in thousands)	2016	2015
	31-Mar-16	31-Dec-15	30-Sep-15	30-Jun-15	31-Mar-15
Nonaccrual loans	$10,932	$10,670	$10,795	$10,530	$17,196
Loans past due over 90 days and accruing interest	-	-	-	-	-
Total nonperforming loans	10,932	10,670	10,795	10,530	17,196
Other real estate owned	5,095	5,490	5,858	6,506	6,844
Total nonperforming assets	$16,027	$16,160	$16,653	$17,036	$24,040

Allowance for loan losses, excluding PCI loans, to loans	1.25%	1.28%	1.40%	1.45%	1.33%
Allowances for loan losses to nonperforming assets	62.88%	62.15%	61.16%	60.74%	39.50%
Allowance for loan losses, excluding PCI loans, to nonaccrual loans	87.76%	89.59%	89.87%	93.68%	52.40%
Nonperforming assets to loans, excluding PCI loans, and other real estate	2.08%	2.14%	2.38%	2.48%	3.51%
Net (recoveries)/charge-offs for quarter to average loans, annualized	(0.02%)	0.08%	0.09%	(0.50)%	0.15%

A further breakout of nonaccrual loans, excluding PCI loans, at March 31, 2016, December 31, 2015, and March 31, 2015 is below.

NONACCRUAL LOANS (excluding PCI loans)
(Dollars in thousands)	31-Mar-16			31-Dec-15		31-Mar-15
	Amount		% of Loans	Amount	% of Loans	Amount	% of Loans
Mortgage loans on real estate:	$
Residential 1-4 family		4,355	0.57%	$4,562	0.61%	$3,056	0.45%
Commercial		1,799	0.23	1,508	0.20	1,833	0.27
Construction and land development		4,496	0.59	4,509	0.60	4,748	0.70
Second mortgages		148	0.02	13	0.00	61	0.01
Total real estate loans		$10,798	1.41	$10,592	1.41	$9,698	1.43
Commercial loans		54	0.01	-	-	7,409	1.10
Consumer installment loans		80	0.01	78	0.01	89	0.01
Gross loans		$10,932	1.43%	$10,670	1.42%	$17,196	2.54%

Capital Requirements

The Company’s ratio of total risk-based capital was 13.4% at March 31, 2016 compared with 13.2% at December 31, 2015. The tier 1 risk-based capital ratio was 12.3% at March 31, 2016 and 12.1% at December 31, 2015. The Company’s tier 1 leverage ratio was 9.6% at March 31, 2016 and 9.4% at December 31, 2015.  All capital ratios exceed regulatory minimums to be considered well capitalized. BASEL III introduced the common equity tier 1 capital ratio, which was 11.8% at March 31, 2016 and 11.6% at December 31, 2015.

Earnings Conference Call and Webcast

The Company will host a conference call for interested parties on Friday, April 29, 2016, at 10:00 a.m. Eastern Time to discuss the financial results for the first quarter of 2016. The public is invited to listen to this conference call by dialing 866-374-8379 at least five minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the "Corporate Overview – Corporate Profile" page of the Company's internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 12:00 noon Eastern Time on April 29, 2016, until 9:00 a.m. Eastern Time on May 13, 2016. The replay will be available by dialing 877-344-7529 and entering access code 10084406 or through the internet by accessing the "Corporate Overview – Corporate Profile" page of the Company's internet site at www.cbtrustcorp.com.

About Community Bankers Trust Corporation and Essex Bank

Community Bankers Trust Corporation is the holding company for Essex Bank, a Virginia state bank with 22 full-service offices, 16 of which are in Virginia and six of which are in Maryland.  The Bank also operates one loan production office in Virginia.  The Bank closed its branch office in Catonsville, Maryland on March 4, 2016, and the Bank opened a new branch office in Fairfax, Virginia on March 30, 2016.

Additional information on the Bank is available on the Bank’s website at www.essexbank.com. For information on Community Bankers Trust Corporation, please visit its website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s market areas; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan and investment products and other financial services; the demand, development and acceptance of new products and services; the performance of vendors or other parties with which the Company does business; time and costs associated with de novo branching, acquisitions, dispositions and similar transactions; the realization of gains and expense savings from acquisitions, dispositions and similar transactions; consumer profiles and spending and savings habits; levels of fraud in the banking industry; the level of attempted cyber-attacks in the banking industry; the securities and credit markets; costs associated with the integration of banking and other internal operations; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-934-9999

COMMUNITY BANKERS TRUST CORPORATION
CONSOLIDATED BALANCE SHEETS
UNAUDITED CONDENSED
(Dollars in thousands)
	31-Mar-16	31-Dec-15	31-Mar-15
Assets
Cash and due from banks	$8,465	$7,393	$11,222
Interest bearing bank deposits	5,774	9,576	10,451
Total cash and cash equivalents	14,239	16,969	21,673

Securities available for sale, at fair value	206,604	243,270	240,033
Securities held to maturity, at cost	44,298	36,478	37,840
Equity securities, restricted, at cost	8,397	8,423	8,588
Total securities	259,299	288,171	286,461

Loans held for resale	1,038	2,101	2,999

Loans	765,485	748,724	677,424
Purchased credit impaired (PCI) loans	56,696	58,955	66,160
Allowance for loan losses	(9,594)	(9,559)	(9,011)
Allowance for loan losses – PCI loans	(484)	(484)	(484)
Net loans	812,103	797,636	734,089

Bank premises and equipment, net	27,219	27,378	29,980
Bank premises and equipment held for sale	-	110	465
Other real estate owned	5,095	5,490	6,845
FDIC receivable under shared-loss agreements	-	-	558
Bank owned life insurance	21,773	21,620	21,158
Core deposit intangibles, net	2,329	2,805	4,236
FDIC indemnification asset	-	-	17,383
Other assets	16,951	18,277	11,840
Total assets	$1,160,046	$1,180,557	$1,137,687

Liabilities
Deposits:
Noninterest bearing	$104,166	$96,216	$90,570
Interest bearing	829,886	849,303	824,445
Total deposits	934,052	945,519	915,015
Federal funds purchased	11,017	18,921	-
Federal Home Loan Bank advances	91,466	95,656	96,217
Long term debt	4,874	5,675	8,078
Trust preferred capital notes	4,124	4,124	4,124
Other liabilities	5,626	6,175	4,407
Total liabilities	1,051,159	1,076,070	1,027,841

Shareholders' Equity
Common stock (200,000,000 shares authorized $0.01 par value; 21,887,150, 21,866,944, 21,819,405, shares issued and outstanding, respectively)	219	219	218
Additional paid in capital	146,075	145,907	145,479
Retained deficit	(38,630)	(41,050)	(37,241)
Accumulated other comprehensive income (loss)	1,223	(589)	1,390
Total shareholders' equity	108,887	104,487	109,846
Total liabilities and shareholders' equity	$1,160,046	$1,180,557	$1,137,687

COMMUNITY BANKERS TRUST CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED CONDENSED
(Dollars in thousands)	Three months ended
	31-Mar-16	31-Dec-15	30-Sep-15	30-Jun-15	31-Mar-15
Interest and dividend income
Interest and fees on loans	$8,553	$8,240	$7,986	$8,017	$7,747
Interest and fees on PCI loans	1,599	1,654	1,730	2,418	2,073
Interest on federal funds sold	0	-	-	1	1
Interest on deposits in other banks	21	13	12	17	17
Interest and dividends on securities
Taxable	1,271	1,350	1,396	1,355	1,368
Nontaxable	594	589	599	525	444
Total interest and dividend income	12,038	11,846	11,723	12,333	11,650
Interest expense
Interest on deposits	1,551	1,526	1,523	1,486	1,448
Interest on other borrowed funds	374	358	355	384	417
Total interest expense	1,925	1,884	1,878	1,870	1,865

Net interest income	10,113	9,962	9,845	10,463	9,785

Provision for loan losses	-	-	-	-	-
Net interest income after provision for loan losses	10,113	9,962	9,845	10,463	9,785

Noninterest income
Service charges on deposit accounts	569	601	583	557	528
Gain/(loss) on securities transactions, net	259	109	74	(8)	297
Gain on sale of loans, net	-	-	-	23	46
Income on bank owned life insurance	188	189	188	188	186
Mortgage loan income	173	144	230	262	148
Other	132	182	178	184	192
Total noninterest income	1,321	1,225	1,253	1,206	1,397

Noninterest expense
Salaries and employee benefits	4,611	4,437	4,803	4,406	4,495
Occupancy expenses	641	616	669	619	688
Equipment expenses	239	253	282	260	240
FDIC assessment	251	294	187	220	237
Data processing fees	415	454	401	412	442
FDIC indemnification asset amortization	-	-	13,803	1,153	1,239
Amortization of intangibles	477	477	477	477	477
Other real estate expenses	(102)	195	858	137	85
Other operating expenses	1,499	1,543	1,549	1,759	1,616
Total noninterest expense	8,031	8,269	23,029	9,443	9,519

Income (loss) before income taxes	3,403	2,918	(11,931)	2,226	1,663
Income tax (benefit) expense	983	704	(4,215)	533	351
Net income (loss)	$2,420	$2,214	$(7,716)	$1,693	$1,312

COMMUNITY BANKERS TRUST CORPORATION
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCE SHEETS
(Dollars in thousands)
	Three months ended March 31, 2016			Three months ended March 31, 2015
	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid
ASSETS:
Loans, including fees	$753,632	$8,553	4.55%	$667,467	$7,747	4.71%
PCI loans, including fees	57,861	1,599	11.08	67,092	2,073	12.53
Total loans	811,493	10,152	5.02	734,559	9,820	5.42
Interest bearing bank balances	9,993	21	0.85	15,368	17	0.45
Federal funds sold	-	-	0.00	4,000	1	0.10
Securities (taxable)	184,661	1,271	2.75	226,014	1,368	2.42
Securities (tax exempt)(1)	86,057	900	4.19	61,519	673	4.38
Total earning assets	1,092,204	12,344	4.53	1,041,460	11,879	4.63
Allowance for loan losses	(10,078)			(9,693)
Non-earning assets	81,829			102,757
Total assets	$1,163,955			$1,134,524

LIABILITIES AND
SHAREHOLDERS’ EQUITY
Demand - interest bearing	$230,660	$173	0.30	$221,368	$154	0.28
Savings	83,129	63	0.30	79,629	60	0.31
Time deposits	526,468	1,315	1.00	526,719	1,234	0.95
Total interest bearing deposits	840,257	1,551	0.74	827,716	1,448	0.71
Short-term borrowings	2,798	5	0.75	1,533	2	0.52
FHLB and other borrowings	104,016	307	1.18	100,509	323	1.30
Long- term debt	5,666	62	4.36	9,057	92	4.07
Total interest bearing liabilities	952,737	1,925	0.81	938,815	1,865	0.81
Noninterest bearing deposits	98,792			82,446
Other liabilities	5,053			4,244
Total liabilities	1,056,582			1,025,505
Shareholders’ equity	107,373			109,019
Total liabilities and
Shareholders’ equity	$1,163,955			$1,134,524
Net interest earnings		$10,419			$10,014
Interest spread			3.72%			3.82%
Net interest margin			3.83%			3.90%

(1)  Income and yields are reported on a tax-equivalent basis assuming a federal tax rate of 34%.

Non-GAAP Financial Measures

The information below presents certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common tangible book value equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets, and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following table reconciles these non-GAAP measures from their respective GAAP basis measures.

Common Tangible Book Value
(Dollars in thousands)	31-Mar-16	31-Dec-15	31-Mar-15

Total shareholders’ equity	$108,887	$104,487	$109,846
Core deposit intangible (net)	2,329	2,805	4,236
Common tangible book value	$106,558	$101,681	$105,610
Shares outstanding	21,887	21,867	21,819
Common tangible book value per share	$4.87	$4.65	$4.84

Stock price	$5.00	$5.37	$4.37

Price/common tangible book	102.67%	115.48%	90.30%

Common tangible equity/common tangible assets
Total assets	$1,160,046	$1,180,557	$1,137,687
Core deposit intangible	2,329	2,805	4,236
Common tangible assets	$1,157,717	$1,177,752	$1,133,451
Common tangible equity	$106,558	$101,681	$105,610

Common tangible equity to common tangible assets	9.20%	8.63%	9.32%